EXHIBIT 99

                     PRESS RELEASE DATED MARCH 29, 2000




























Press Release                       FOR IMMEDIATE RELEASE
                                    Contact: Thomas J. Noe, Investor Relations
                                    Telephone: (513) 531-2212



                        PEOPLES COMMUNITY BANCORP, INC.
                       COMPLETES INITIAL STOCK OFFERING


     Lebanon, Ohio - (March 29, 2000) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bank, successor to The People's Building, Loan and Savings Company, ("Peoples"), headquartered in Lebanon, Ohio, announced today that Peoples Community Bancorp, Inc., its newly-formed holding company, has completed its initial stock offering. In addition Mr. Williams announced that just prior to the conversion, People's merged with The Oakley Improved Building and Loan Company, ("Oakley") located in Cincinnati, Ohio and that immediately upon the completion of the conversion and stock offering, People's completed its acquisition of Harvest Home Financial Corporation, headquartered in Cheviot, Ohio, and its wholly owned subsidiary, Harvest Home Savings Bank.

     In connection with the conversion, Peoples Community Bancorp, Inc. sold 1,190,000 shares of common stock at $10.00 per share in a subscription offering. Harvest Home stockholders will receive 0.9 of a share of Peoples Community Bancorp, Inc. common stock plus $9 in cash for each share of Harvest Home Financial common stock. Upon completion of the acquisition, Peoples Community Bancorp, Inc. will have 1,977,760 shares outstanding

     On March 24, 2000, People's and Oakley's members approved the Plan of Conversion at Special Meetings that were held at the main offices of the respective Banks. On that same date, the stockholders of Harvest Home approved the acquisition by People's.

     The shares of Peoples Community Bancorp, Inc. will be traded on the NASDAQ National Market System under the symbol "PCBI". Keefe, Bruyette & Woods, Inc managed the subscription offering. The shares of Harvest Home previously traded on the NASDAQ under the symbol "HHFC".

     The Board of Directors, Officers and Employees of Peoples', Oakley and Harvest Home express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and new stockholders.

     Founded in 1889, Peoples is a federally chartered community and customer oriented savings bank. Following the stock offering and acquisition, Peoples will operate six full service offices in Warren, Clinton and Hamilton Counties, Ohio with over $270 million in assets.